                            SCHEDULE 14A INFORMATION

                    PROXY STATEMENT PURSUANT TO SECTION 14(a)
                     OF THE SECURITIES EXCHANGE ACT OF 1934
                                (AMENDMENT NO. )

Filed by the Registrant [X]

Filed by a party other than the Registrant [ ]

Check the appropriate box:

[ ]      Preliminary Proxy Statement

[ ] Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

[X]      Definitive Proxy Statement

[ ]      Definitive Additional Materials

[ ]      Soliciting Material Pursuant to Rule 14a-12

                        SYBRON INTERNATIONAL CORPORATION
                (Name of Registrant as Specified in Its Charter)
                -------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[X]      No fee required
[ ]      Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11

         1) Title of each class of securities to which transaction applies:

         2)       Aggregate number of securities to which transaction applies:

         3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

         4)       Proposed maximum aggregate value of transaction:

         5)       Total fee paid:

[ ]      Fee paid previously with preliminary materials
[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

         1)       Amount Previously Paid:

         2)       Form, Schedule or Registration Statement No.:

         3)       Filing Party:

         4)       Date Filed:

                        SYBRON INTERNATIONAL CORPORATION
                     DOING BUSINESS AS APOGENT TECHNOLOGIES
                               48 CONGRESS STREET
                        PORTSMOUTH, NEW HAMPSHIRE 03801
                                 (603) 433-6131
                             ---------------------

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                         TO BE HELD ON JANUARY 30, 2001
                             ---------------------

     Notice is hereby given that the Annual Meeting of Shareholders of Sybron International Corporation doing business as Apogent Technologies, a Wisconsin corporation (the "Company"), will be held at 10:00 a.m., Pacific Standard Time, on Tuesday, January 30, 2001 at the Four Seasons Resort Aviara, 7100 Four Seasons Point, Carlsbad, California for the following purposes:

          1. To elect three directors to serve as Class III Directors until the 2004 Annual Meeting of Shareholders and until their respective successors are duly elected and qualified;

          2. To approve the proposed amendment to the Company's Restated Articles of Incorporation to change the name of the Company from Sybron International Corporation to Apogent Technologies Inc.;

          3. To approve the proposed amendment to the Company's Restated Articles of Incorporation to increase the size of the Board of Directors from between six and nine directors to between six and twelve directors; and

          4. To transact such other business as may properly come before the meeting or any adjournment thereof.

     The Board of Directors has fixed the close of business on December 15, 2000 as the record date for determining the shareholders entitled to notice of, and to vote at, the meeting or any adjournment thereof.

     As you know, on December 11, 2000, the Company spun off its dental business by way of a pro rata distribution to its shareholders of all of the outstanding common stock and related preferred stock purchase rights of Sybron Dental Specialties, Inc. In connection with that event, the Company began doing business as "Apogent Technologies" and its stock symbol on the New York Stock Exchange changed from "SYB" to "AOT." We are now inviting you to celebrate our "rebirth" as a laboratory and life sciences company, Apogent Technologies, by voting to allow us to formally change our name to Apogent Technologies Inc., and by joining us at our Annual Meeting of Shareholders.

     We hope you will assure that your shares will be represented at the meeting, whether or not you expect to be present in person, either by voting electronically via the Internet (by accessing http://www.eproxyvote.com/aot) or telephone (by dialing 1-877-779-8683 on a touch-tone telephone), or by signing and returning the enclosed proxy card in the accompanying envelope. It is important that proxies be submitted promptly. Returning your proxy promptly, either via the Internet, via telephone or in the enclosed envelope, will assist the Company in reducing the expenses of additional proxy solicitation. Your vote is important and the Board of Directors appreciates the cooperation of shareholders in directing proxies to vote at the meeting.

                                            By Order of the Board of Directors,

                                            /s/ Michael K. Bresson
                                            MICHAEL K. BRESSON
                                            Secretary

Portsmouth, New Hampshire
December 29, 2000

                        SYBRON INTERNATIONAL CORPORATION
                     DOING BUSINESS AS APOGENT TECHNOLOGIES
                               48 CONGRESS STREET
                        PORTSMOUTH, NEW HAMPSHIRE 03801
                                 (603) 433-6131

                             ---------------------

                                PROXY STATEMENT
                               DECEMBER 29, 2000

                             ---------------------

                         ANNUAL MEETING OF SHAREHOLDERS
                         TO BE HELD ON JANUARY 30, 2001

                             ---------------------

                              GENERAL INFORMATION

     This Proxy Statement is furnished by the Board of Directors (the "Board of Directors") of Sybron International Corporation doing business as Apogent Technologies, a Wisconsin corporation (the "Company"), to the shareholders of the Company in connection with a solicitation of proxies for use at the Annual Meeting of Shareholders (the "Annual Meeting") to be held at 10:00 a.m., Pacific Standard Time, on Tuesday, January 30, 2001 at the Four Seasons Resort Aviara, 7100 Four Seasons Point, Carlsbad, California and at any and all adjournments thereof. This Proxy Statement and the accompanying materials are first being mailed to shareholders on or about December 29, 2000.

     On December 11, 2000, the Company spun off its dental business by way of a pro rata distribution to its shareholders of all the outstanding common stock and related preferred stock purchase rights of Sybron Dental Specialties, Inc. ("SDS"). That transaction is referred to in this Proxy Statement as the "Spin-Off." The Company began doing business as "Apogent Technologies" in connection with the Spin-Off and is seeking shareholder approval at the Annual Meeting to amend the Company's Restated Articles of Incorporation (the "Articles of Incorporation") to formally change its name from Sybron International Corporation to Apogent Technologies Inc.

     As was the case last year, shareholders of record will have the option to vote by proxy electronically via the Internet or a touch-tone telephone. Proxy voting through electronic means is valid under Wisconsin law, and the Company is offering electronic services both as a convenience to its shareholders and as a step towards reducing costs. Shareholders not wishing to utilize electronic voting methods may continue to cast votes by returning their signed and dated proxy card.

     Shareholders whose shares are registered directly with EquiServe may vote either via the Internet or by calling EquiServe. Specific instructions to be followed by any registered shareholder interested in voting via the Internet or telephone are set forth on the enclosed proxy card. The Internet and telephone voting procedures are designed to authenticate the shareholder's identity and to allow shareholders to vote their shares and confirm that their instructions have been properly recorded.

     If your shares are registered in the name of a bank or brokerage firm, you may be eligible to vote your shares electronically over the Internet or by telephone. A large number of banks and brokerage firms are participating in the ADP Investor Communication Services online program. This program provides eligible shareholders who receive a paper copy of the annual report and proxy statement the opportunity to vote via the Internet or by telephone. If your bank or brokerage firm is participating in ADP's program, your voting form will provide instructions. If your voting form does not reference Internet or telephone information, please complete and return the paper voting form in the postage paid envelope provided.

     Any proxy delivered pursuant to this solicitation is revocable at the option of the person giving the same at any time before it is exercised. A proxy may be revoked, prior to its exercise, by executing and delivering a later dated proxy via the Internet, via telephone or by mail, by delivering written notice of the revocation of the proxy to the Corporate Secretary prior to the Annual Meeting, or by attending and voting at the Annual Meeting. Attendance at the Annual Meeting, in and of itself, will not constitute a revocation of a proxy. Unless previously revoked, the shares represented by a proxy, whether delivered via the Internet, via telephone or by mail, will be voted in accordance with the shareholder's directions if the proxy is duly submitted prior to the Annual Meeting. If no directions are specified on a duly submitted proxy, the shares will be voted, in accordance with the recommendations of the Board of Directors, FOR the election of the directors nominated by the Board of Directors, FOR approval of the proposal to change the Company's name, FOR approval of the proposal to increase the size of the board of directors, and in accordance with the discretion of the persons appointed as proxies on any other matters properly brought before the Annual Meeting.

     The expense of preparing, printing, and mailing this Proxy Statement and the proxies solicited hereby will be borne by the Company. In addition to the use of the Internet, telephones, and mail, proxies may be solicited by officers, directors and regular employees of the Company, without additional remuneration, in person or by telephone, telegraph or facsimile transmission. The Company will also request brokerage firms, banks, nominees, custodians and fiduciaries to forward proxy materials to the beneficial owners of shares of Common Stock as of the record date and will provide reimbursement for the cost of forwarding the proxy materials in accordance with customary practice. The Company has retained Corporate Investor Communications, Inc. to aid in the solicitation of proxies, including the soliciting of proxies from brokerage firms, banks, nominees, custodians and fiduciaries, for a fee not anticipated to exceed $6,000 plus expenses. Your cooperation in promptly voting by proxy via the medium of your choice will help to avoid additional expense.

     At December 15, 2000, the Company had outstanding 105,326,165 shares of Common Stock (and associated preferred stock purchase rights), and there were no outstanding shares of any other class of stock. Only shareholders of record at the close of business on December 15, 2000 will be entitled to notice of, and to vote at, the Annual Meeting. Each share of Common Stock outstanding on the record date entitles the holder thereof to one vote on each matter to be voted upon by shareholders at the Annual Meeting.

     A majority of the votes entitled to be cast by shares entitled to vote, present in person or by proxy, shall constitute a quorum at the Annual Meeting. Abstentions are counted as shares present for purposes of determining the presence or absence of a quorum. Proxies relating to "street name" shares that are voted by brokers on some matters, but not on other matters as to which authority to vote is withheld from the broker ("broker non-votes") absent voting instructions from the beneficial owner under the rules of the New York Stock Exchange, will be treated as shares present for purposes of determining the presence or absence of a quorum. The Inspector of Election appointed by the Board of Directors shall determine the shares represented at the meeting and the validity of proxies and ballots and shall count all votes and ballots. The voting requirements and procedures described below are based upon provisions of the Wisconsin Business Corporation Law, the Company's charter documents, and any other requirements applicable to the matters to be voted upon.

     Directors are elected by a plurality of the votes cast by the shares entitled to vote in the election at a shareholders meeting at which a quorum is present. "Plurality" means that the individuals who receive the largest number of votes are elected as directors up to the maximum number of directors to be chosen in the election. Therefore, any shares not voted, whether by withheld authority, broker non-vote or otherwise, have no effect in the election of directors except to the extent that the failure to vote for an individual results in another individual receiving a larger number of votes.

     If a quorum exists, the affirmative vote of a majority of the votes cast thereon will be required for approval of the amendment to the Company's Articles of Incorporation to change the Company's name from Sybron International Corporation to Apogent Technologies Inc. Since abstentions and broker non-votes, if any, are not considered votes cast, neither will have an effect on the voting for this proposal.

     The affirmative vote of the holders of at least two-thirds of the votes entitled to be cast thereon by the shares outstanding at the record date will be required for approval of the amendment to the Company's Articles of Incorporation to increase the size of the Company's Board of Directors from between six and nine directors to between six and twelve directors. Abstentions and broker non-votes, if any, will have the effect of a vote against this proposal.

                         SECURITY OWNERSHIP OF CERTAIN
                        BENEFICIAL OWNERS AND MANAGEMENT

     The following table sets forth information regarding the beneficial ownership of the outstanding shares of Common Stock by persons known by the Company to beneficially own more than 5% of the outstanding shares of Common Stock, by nominees for director and directors of the Company, by the executive officers named in the Summary Compensation Table, and by all directors and executive officers of the Company as a group, as that group was constituted both immediately prior to and immediately after the Spin-Off. The number of shares set forth for nominees for director, directors, and executive officers (including those amounts reported for the directors and executive officers as a group immediately after the Spin-Off, as set forth in footnote (k) below) are reported as of immediately prior to the Spin-Off. Amounts for 5% shareholders are reported as of the date such shareholders reported such holdings in filings under the Securities Exchange Act of 1934 (the "Exchange Act") unless more recent information was provided.

     As discussed in more detail in the Compensation/Stock Option Committee Report in this Proxy Statement, the Company changed the makeup of its executive officers in connection with the Spin-Off. Specifically, immediately following the Spin-Off, Kenneth F. Yontz stepped down as President and Chief Executive Officer (but remained as Chairman of the Board) and was succeeded in those roles by Frank H. Jellinek, Jr.; Dennis Brown stepped down as Vice President-Finance, Chief Financial Officer and Treasurer and was succeeded by Jeffrey C. Leathe as Chief Financial Officer; R. Jeffrey Harris stepped down as Vice President-General Counsel and Secretary and was succeeded by Michael K. Bresson as General Counsel; Floyd W. Pickrell, Jr., Chief Executive Officer of Sybron Dental Specialties, Inc., ceased to be an executive officer; and Mark F. Stuppy, Stephen K. Wiatt, Peter Scheu, Verner Andersen, and Yuh-geng Tsay were appointed executive officers.

                                                                      COMMON STOCK
                                                                -------------------------
                      NAME AND ADDRESS                            NUMBER OF      PERCENT
                        OF OWNER(A)                             SHARES OWNED*    OF CLASS
                      ----------------                          -------------    --------
Putnam Investments, Inc.(b).................................     12,726,792        12.1%
One Post Office Square
Boston, Massachusetts 02109
Don H. Davis, Jr.(c)........................................         99,530        **
Christopher L. Doerr(d).....................................         40,950        **
Robert B. Haas(c)...........................................      2,655,008         2.5%
Thomas O. Hicks(c)..........................................      2,062,064         2.0%
William U. Parfet(d)........................................         48,500        **
Joe L. Roby(c)..............................................        237,942        **
Richard W. Vieser(c)........................................        191,884        **
Kenneth F. Yontz(e).........................................      2,414,238         2.3%
Dennis Brown(f).............................................        950,942        **
R. Jeffrey Harris(g)........................................      1,131,485         1.1%
Frank H. Jellinek, Jr.(h)...................................        640,279        **
Floyd W. Pickrell, Jr.(i)...................................        610,319        **
All directors and executive officers as a group, immediately
  prior to the Spin-Off (12 persons)(j).....................     11,083,141        10.1%
All directors and executive officers as a group, immediately
  after the Spin-Off (16 persons)(k)........................      8,694,651         8.1%

---------------
 * The options reported in this table and described in the footnotes below are reported as of immediately prior to the Spin-Off. Immediately after the Spin-Off, all outstanding options were adjusted so that the intrinsic value of the options (the spread between the market value and exercise price of the option shares) was equal to the intrinsic value immediately prior to the Spin-Off.

**  Represents less than 1% of the class.

(a) Except as otherwise indicated, each person has the sole power to vote and dispose of all shares listed opposite his or its name.

(b) Based on an Amendment to Schedule 13G under the Exchange Act, dated February 7, 2000, and updated pursuant to telephone conversations between representatives of the Company and representatives of Putnam Investments, Inc.

(c) Includes, for each of Messrs. Davis, Haas, Hicks, Roby and Vieser, 60,000 shares of Common Stock issuable upon the exercise of stock options granted to each of them pursuant to the Company's Amended and Restated 1994 Outside Directors' Stock Option Plan and 24,000 shares of Common Stock issuable upon the exercise of stock options granted to each of them pursuant to the Company's 1999 Outside Directors' Stock Option Plan. With respect to Mr. Davis, includes 1,680 shares as to which he shares voting and investment power. With respect to Mr. Haas, includes 1,835,000 shares as to which he shares voting and investment power. With respect to Mr. Hicks, includes 1,000 shares as to which he shares voting and investment power. With respect to Mr. Roby, includes 68,326 shares as to which he shares voting and investment power. With respect to Mr. Vieser, includes 10,000 shares as to which he shares voting and investment power.

(d) Includes, for each of Messrs. Doerr and Parfet, 12,000 shares of Common Stock issuable upon the exercise of stock options granted to each of them pursuant to the Company's Amended and Restated 1994 Outside Directors' Stock Option Plan and 24,000 shares of Common Stock issuable upon the exercise of stock options granted to each of them pursuant to the Company's 1999 Outside Directors' Stock Option Plan. With respect to Mr. Doerr, includes 750 shares as to which he shares voting and investment power.

(e) Mr. Yontz has shared voting power with respect to 55,550 of the shares of Common Stock reported and shared investment power with respect to 56,727 of the shares of Common Stock reported. Includes 1,039,924 shares of Common Stock issuable upon the exercise of outstanding employee stock options held by Mr. Yontz.

(f) Mr. Brown has shared investment power with respect to 924 of the shares of Common Stock reported. Includes 950,018 shares of Common Stock issuable upon the exercise of outstanding employee stock options held by Mr. Brown. Mr. Brown ceased to be an executive officer of the Company after the Spin-Off.

(g) Mr. Harris has shared voting power with respect to 208,138 of the shares of Common Stock reported and shared investment power with respect to 209,415 of the shares of Common Stock reported. Includes 712,820 shares of Common Stock issuable upon the exercise of outstanding employee stock options held by Mr. Harris. Mr. Harris ceased to be an executive officer of the Company after the Spin-Off.

(h) Mr. Jellinek has shared investment power with respect to 987 of the shares of Common Stock reported. Includes 485,900 shares of Common Stock issuable upon the exercise of outstanding employee stock options held by Mr. Jellinek.

(i) Mr. Pickrell has shared investment power with respect to 1,315 of the shares of Common Stock reported. Includes 289,000 shares of Common Stock issuable upon the exercise of outstanding employee stock options held by Mr. Pickrell. Mr. Pickrell ceased to be an executive officer of the Company after the Spin-Off.

(j) Includes (i) 3,969,662 shares of Common Stock issuable upon the exercise of outstanding stock options held by all directors and executive officers as a group, (ii) 2,180,444 shares as to which there is shared voting power, and
    (iii) 2,186,124 shares as to which there is shared investment power.

(k) Includes (i) 2,301,543 shares of Common Stock issuable upon the exercise of outstanding stock options held by all directors and executive officers as a group, (ii) 1,974,427 shares as to which there is shared voting power, and
    (iii) 1,979,527 shares as to which there is shared investment power.

     The above beneficial ownership information is based on information furnished by the specified persons and is determined in accordance with Rule 13d-3 under the Securities Exchange Act of 1934, as required for purposes of this Proxy Statement; accordingly, it includes shares of Common Stock that are issuable upon the exercise of stock options exercisable within 60 days of the Spin-Off (without giving effect, however, to the adjustment to the options in connection with the Spin-Off as described above). Such information is not necessarily to be construed as an admission of beneficial ownership for other purposes.

                             ELECTION OF DIRECTORS

     Action will be taken at the Annual Meeting for the election of three directors to serve as Class III Directors until the 2004 Annual Meeting of Shareholders and until their respective successors are duly elected and qualified. Article VIII of the Company's Articles of Incorporation provides that the Board of Directors shall be divided into three classes (Class I, Class II and Class III), as nearly equal in number as possible, serving staggered three-year terms. The nominees for election as Class III Directors are Kenneth
F. Yontz, Joe L. Roby and William U. Parfet.

     The election of directors shall be determined by a plurality vote duly cast. It is intended that the persons appointed as proxies in the proxy card will vote FOR the election of the three nominees listed below, unless instructions to the contrary are given therein. All three nominees have indicated that they are able and willing to serve as directors. However, if some unexpected occurrence should require the substitution of some other person or persons for any of the nominees, it is intended that the proxies will vote FOR such substitute nominees as the Board of Directors may designate.

     In connection with the Spin-Off and his appointment as President and Chief Executive Officer of the Company, the Board of Directors elected Frank H. Jellinek, Jr. as a Class II Director effective as of December 11, 2000. Robert
B. Haas, a Class II Director, has informed the Company that he is resigning from the Board of Directors effective December 31, 2000. Effective January 1, 2001, the Board of Directors has elected R. Jeffrey Harris to fill the vacancy created by Mr. Haas' resignation and serve the balance of Mr. Haas' term, which expires in 2003.

     The Company and the Board of Directors acknowledge and thank Mr. Haas for the significant contributions he has made to the Company as a director and shareholder since 1987.

     The following table sets forth the principal occupations (for at least the last five years) and directorships of the three nominees in Class III and of the six directors whose terms of office will continue after the Annual Meeting.

                                                                                      DIRECTOR OF
                                                                                        COMPANY
NAME(A)                        PRINCIPAL OCCUPATION AND DIRECTORSHIPS           AGE      SINCE
-------                        --------------------------------------           ---   -----------
Nominees for election as Class III Directors, whose terms will expire in 2004:
Kenneth F. Yontz       Chairman of the Board since December 1987; President     56       1987
                         and Chief Executive Officer of the Company from
                         October 1987 until December 11, 2000; President and
                         Chief Executive Officer of the company formerly known
                         as Sybron Corporation and acquired by the Company in
                         1987 (the "Acquired Company") from February 1986
                         until September 1992; director of the Acquired
                         Company from February 1986 to March 1988; previously
                         Group Vice President and Executive Vice President of
                         the Allen-Bradley Company. Director of Playtex
                         Products, Inc. and Viasystems Group, Inc. Chairman of
                         the Board of Sybron Dental Specialties, Inc.

                                                                                      DIRECTOR OF
                                                                                        COMPANY
NAME(A)                        PRINCIPAL OCCUPATION AND DIRECTORSHIPS           AGE      SINCE
-------                        --------------------------------------           ---   -----------
Joe L. Roby            Chairman of the Credit Suisse First Boston business      61       1989
                         unit (an investment banking firm; formerly Donaldson,
                         Lufkin & Jenrette, Inc.) of Credit Suisse Group since
                         November 2000; President and Chief Executive Officer
                         of Donaldson, Lufkin & Jenrette, Inc. ("DLJ") from
                         February 1998 to November 2000; Chief Operating
                         Officer of DLJ from November 1995 until February
                         1998, and President of DLJ from February 1996 to
                         November 2000; Chairman of Investment Banking Group
                         of Donaldson, Lufkin & Jenrette Securities
                         Corporation("DLJSC") (a subsidiary of DLJ) from 1989
                         to November 1995; Managing Director of DLJSC from
                         1984 to November 1995. Director of Advanced Micro
                         Devices, Inc. and the New York Stock Exchange,
                         Inc.(b)
William U. Parfet      Chairman and CEO of MPI Research (a pre-clinical         54       1997
                         toxicology research laboratory) since May 3, 1999;
                         Co-Chairman of MPI Research between October 1995 and
                         May 3, 1999; President and Chief Executive Officer of
                         Richard-Allan Medical Industries, Inc. from October
                         1993 to January 1996; Vice Chairman of the Board and
                         President of The Upjohn Company, 1991 to 1993.
                         Director of Pharmacia & Upjohn, Inc., CMS Energy
                         Corporation, Stryker Corporation, MPI Research, and
                         Monsanto Company.
Class I Directors, whose terms will expire in 2002:
Don H. Davis, Jr.      Chairman and Chief Executive Officer of Rockwell         61       1992
                         International Corporation (a manufacturer of
                         electronic controls and communications) since
                         February 1998; President and Chief Executive Officer
                         of Rockwell International Corporation from January
                         1997 to February 1998; President and Chief Operating
                         Officer of Rockwell International Corporation,
                         January 1995 to January 1997; Executive Vice
                         President and Chief Operating Officer of Rockwell
                         International Corporation, 1994 to 1995; Senior Vice
                         President and President, Automation, Rockwell
                         International Corporation, 1993 to 1994; President of
                         Allen-Bradley Company (a manufacturer of industrial
                         automation control and information systems and a
                         wholly owned subsidiary of Rockwell International
                         Corporation) from 1989 to 1994. Director of Rockwell
                         International Corporation, Ingram Micro Inc., and
                         Illinois Tool Works, Inc.

                                                                                      DIRECTOR OF
                                                                                        COMPANY
NAME(A)                        PRINCIPAL OCCUPATION AND DIRECTORSHIPS           AGE      SINCE
-------                        --------------------------------------           ---   -----------
Richard W. Vieser      Chairman and Chief Executive Officer of FL Industries,   73       1992
                         Inc. (a diversified manufacturing company) from June
                         1985 to December 1989; Chairman and Chief Executive
                         Officer of FL Aerospace (also a diversified
                         manufacturing company; formerly known as Midland-Ross
                         Corporation ) from September 1986 to December 1989;
                         Chairman, President and Chief Executive Officer of
                         Lear Siegler, Inc. (a diversified manufacturing
                         company) from March 1987 to December 1989; and
                         President and Chief Operating Officer of McGraw-
                         Edison Company from April 1984 through June 1985.
                         Chairman, Varian Medial Systems, Inc., Director of
                         Harvard Industries, Inc., International Wire Group,
                         Inc., and Viasystems Group, Inc.
Christopher L. Doerr   Co-Chief Executive Officer of Passage Partners, LLC (a   51       1997
                         private investment company) since October 2000;
                         President and Co-Chief Executive Officer of Leeson
                         Electric Corporation (a manufacturer of custom and
                         standard industrial purpose electric motors) from
                         December 1989 to September 2000. Director of
                         Kickhaefer Manufacturing Company.(c)
Class II Directors, whose terms will expire in 2003:
Thomas O. Hicks        Actively involved in private investments since 1970,     54       1987
                         specializing in leveraged buyouts; currently serves
                         as Chairman of the Board and Chief Executive Officer
                         of Hicks, Muse, Tate & Furst Incorporated (an
                         investment firm specializing in strategic investments
                         and leveraged acquisitions). Chairman and Director of
                         AMFM, Inc. (formerly Chancellor Media Corporation).
                         Director of CCI Holdings, CEI Citicorp Holdings,
                         S.A., CorpGroup Limited, DAC Vision, Inc., Home
                         Interiors and Gifts, Inc., MVS Corporation, Stratford
                         Capital Partners, Triton Energy Limited, Viasystems
                         Group, Inc., Olympus Real Estate, Inc., Lin
                         Television, Teligent, Inc. and Mumms Perrier-Jouet.
                         Chairman of the Board and Owner of the Dallas Stars
                         Hockey Club as wells as the Chairman and Owner of the
                         Texas Rangers Baseball Club.

                                                                                      DIRECTOR OF
                                                                                        COMPANY
NAME(A)                        PRINCIPAL OCCUPATION AND DIRECTORSHIPS           AGE      SINCE
-------                        --------------------------------------           ---   -----------
Frank H. Jellinek
  Jr.                  Director, President and Chief Executive Officer of the   55       2000
                         Company since December 11, 2000; Director, President
                         and Chief Executive Officer of the Company's
                         subsidiary, Sybron Laboratory Products Corporation
                         since May 1998; previously President of the Company's
                         subsidiary, Erie Scientific Company from 1975 to
                         1998.
R. Jeffrey Harris      Counsel to the Company since December 2000; Vice         45    Beginning
                         President-General Counsel and Secretary of the               January 1,
                         Company from January 1988 to December 2000; Vice                2001
                         President and Assistant Secretary of the Company from
                         October 1987 to January 1988; Corporate Counsel and
                         Assistant Secretary of the Company from May 1986 to
                         October 1987; Assistant Counsel of the Company's
                         predecessor from 1985 to May 1986.

---------------
(a) See "Committees and Meetings of the Board of Directors" for memberships on Board committees.

(b) The Company engaged DLJSC (now a part of Credit Suisse First Boston) during fiscal 2000 to provide financial advisory services and assistance in connection with the Spin-Off.

(c) The Company has entered into an agreement to acquire an ownership interest in a Cessna Citation III from Volare Partners, LLC for a purchase price of $4,900,000, which is expected to be consummated by the end of calendar year 2000. Mr. Doerr owns 50% of the membership interests in Volare Partners, with the balance of the membership interests being owned by a member of Mr. Doerr's immediate family. The purchase price was determined through negotiation between the Company and Volare Partners. The Board of Directors and the Audit Committee (acting without Mr. Doerr) determined, based on market data they reviewed, that the purchase price and other terms of the transaction are fair and reasonable to the Company, and not less favorable than the Company would have received from an unaffiliated third party. To take advantage of the favorable tax treatment afforded to like-kind exchanges, and in connection with the Company's sale of its Gulfstream III aircraft, the Company has assigned its interest in the Cessna acquisition agreement to an unaffiliated third party. It is expected that the third party will own title to the Cessna and lease it to the Company until the Company's sale of its Gulfstream aircraft is consummated (within 180 days of the Cessna closing), at which time the Company will acquire title to the Cessna in exchange for the transfer to the third party of the Gulfstream.

COMMITTEES AND MEETINGS OF THE BOARD OF DIRECTORS

     The Company has the following standing committees of the Board of Directors, whose present members are as identified below. There is no standing nominating committee.

     Messrs. Doerr, Parfet and Vieser currently serve as members of the Audit Committee. This committee met three times during the fiscal year ended September 30, 2000. The Audit Committee is responsible for assisting the Board of Directors with respect to its oversight of corporate accounting, reporting practices of the Company, and the quality and integrity of the financial reports of the Company.

     Messrs. Davis, Haas, Hicks and Vieser serve as members of the Compensation/Stock Option Committee. This committee met four times during the fiscal year ended September 30, 2000. The Compensation/ Stock Option Committee is responsible for making recommendations to the Board of Directors concerning compensation of the Company's employees, officers and directors, and is authorized to determine the compensation of executive officers of the Company. The Compensation/Stock Option Committee is authorized to administer the various incentive plans of the Company and has all of the powers attendant thereto, including the power to grant employee stock options.

     On November 8, 2000, the Board of Directors formed an Executive Committee and elected Messrs. Yontz, Davis, Doerr and Haas to serve on that committee. The Executive Committee has not yet met. The committee was created for the purposes of acting as a liaison to the Board of Directors for the Company's chief executive officer, working with the chief executive officer to formulate strategic policy and direction, and coordinating and reviewing financial and strategic plans.

     The Board of Directors met eight times during the fiscal year ended September 30, 2000. No member of the Board of Directors attended fewer than 75% of the total number of meetings held by the Board of Directors and the committees on which he served, except that Messrs. Hicks and Haas attended 66.7% of the total number of such meetings and Mr. Roby attended 70% of the total number of such meetings.

SHAREHOLDER NOMINATION OF DIRECTOR CANDIDATES

     The Bylaws of the Company provide that any shareholder who shall be entitled to vote for the election of directors at a meeting called for such purpose may nominate persons for election to the Board of Directors subject to the following notice requirements.

     A shareholder desiring to nominate a person or persons for election to the Board of Directors must send a written notice to the Secretary of the Company setting forth: (a) the name and address of the shareholder who intends to make the nomination(s) and of the person or persons to be nominated; (b) a representation that the shareholder is a holder of record or a beneficial holder of stock of the Company entitled to vote at the meeting (including the number of shares the shareholder owns and the length of time the shares have been held) and intends to appear in person or by proxy at the meeting to nominate the person or persons specified in the notice; (c) a description of all relationships, arrangements, and understandings between the shareholder and each nominee and any other person or persons (naming such person or persons) pursuant to which the nomination or nominations are to be made by the shareholder; (d) such other information regarding each nominee proposed by such shareholder as would have been required to be included in a proxy statement filed pursuant to the proxy rules of the Securities and Exchange Commission (whether or not such rules are applicable) had each nominee been nominated, or intended to be nominated, by the Board of Directors; and (e) the written consent of each nominee to serve as a director of the Company if so elected, with such written consent attached thereto. The Bylaws require similar notice with respect to shareholder proposals for other actions to be taken at a meeting of shareholders. See "Shareholder Proposals" below.

     To be timely, such notice must be delivered to or mailed and received at the principal executive offices of the Company (i) in the case of an annual meeting, not less than 60 days nor more than 90 days prior to the first anniversary of the preceding year's annual meeting (any time from November 1, 2001 to and including December 1, 2001, with respect to the 2002 annual meeting) or (ii) in the event that the date of the annual meeting is changed by more than 30 days from such anniversary date and in the case of a special meeting, notice must be so received not later than the close of business on the tenth day following the earlier of the day on which notice of the date of the meeting was mailed or the day on which public disclosure of the meeting date was made.

DIRECTORS' COMPENSATION

     Directors of the Company are entitled to reimbursement of their reasonable out-of-pocket expenses in connection with their travel to and attendance at meetings of the Board of Directors or committees thereof. In addition, during fiscal 2001, each director of the Company who is not also an officer or employee of the Company will receive an annual retainer of $20,000 (except that the Chairman of the Audit Committee will receive a retainer of $25,000) and a fee of $1,000 for each meeting of the Board of Directors at which such director is present. Each such director who is a member of a committee of the Board of Directors will also receive a fee of $750 for each meeting of such committee at which such director is present. For fiscal 2000, those fees were $18,000, $1,000, and $750, respectively. In addition, each director who is not a full-time employee of the Company has been automatically granted an option each year to purchase 12,000 shares of Company Common Stock pursuant to the terms of the Company's Outside Directors' Stock Option Plans at an exercise price equal to the fair market value of the Common Stock on the date of grant.

     On June 8, 1995, Richard-Allan Scientific Company, a subsidiary of the Company ("RASC"), entered into a consulting agreement with William U. Parfet, who became a director of the Company during fiscal 1997. The consulting agreement, which related to the identification of opportunities for RASC and promotion of its products by Mr. Parfet, expired on June 7, 2000. During the first six (6) months of the term, Mr. Parfet was required to devote at least two
(2) eight-hour days per month to performing his duties under the consulting agreement. During the remainder of the term, he was required to spend at least one (1) eight-hour day per month performing those duties. For his services, Mr. Parfet was paid $8,333 per month. RASC could terminate the consulting agreement prior to expiration of the term in the event Mr. Parfet breached his obligations thereunder.

                         SHAREHOLDER RETURN COMPARISON

     The graph below sets forth the cumulative total shareholder return on Company Common Stock during the preceding five fiscal years, as compared to the returns of the Standard & Poor's 500 Stock Index and the Standard & Poor's Health Care Composite Index. The graph assumes that $100 was invested on September 30, 1995 in Company Common Stock and in each of the two Standard & Poor's indices and that, as to such indices, dividends were reinvested. The Company has not, since its inception, paid any dividends on its Common Stock, other than the dividend in kind of the SDS stock to effect the Spin-Off.

                     COMPARISON OF CUMULATIVE TOTAL RETURN
PERFORMANCE GRAPH

                                                         SYBRON                      S&P 500                 S&P HEALTH CARE
                                                         ------                      -------                 ---------------
9/95                                                     100.00                      100.00                      100.00
3/96                                                     121.74                      110.45                      115.39
9/96                                                     144.10                      117.61                      133.14
3/97                                                     137.89                      129.55                      145.84
9/97                                                     213.35                      162.09                      180.97
3/98                                                     259.63                      188.52                      227.03
9/98                                                     190.06                      174.02                      249.24
3/99                                                     248.45                      220.11                      286.45
9/99                                                     267.08                      219.49                      262.12
3/00                                                     288.20                      256.43                      256.59
9/00                                                     238.51                      245.81                      310.37

                                AUDIT COMMITTEE

     The Board of Directors has adopted and approved a formal written charter for the Audit Committee, a copy of which is attached to this Proxy Statement as Appendix A. The Board of Directors has determined that the members of the Audit Committee are "independent," as defined in the corporate governance listing standards of the New York Stock Exchange relating to audit committees, meaning that they have no relationships to the Company that may interfere with the exercise of their independence from management and the Company.

AUDIT COMMITTEE REPORT

     The Audit Committee of the Board of Directors oversees and monitors the participation of the Company's management and independent auditors throughout the financial reporting process.

     In connection with its function to oversee and monitor the financial reporting process of the Company, the Audit Committee has done the following:

     - reviewed and discussed the audited financial statements for the fiscal year ended September 30, 2000 with the Company's management;

     - discussed with KPMG LLP, the Company's independent auditors, those matters required to be discussed by SAS 61 (Codification of Statements on Auditing Standards, AU sec.380); and

     - received the written disclosure and the letter from KPMG LLP required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees) and has discussed with KPMG LLP its independence.

     Based on the foregoing, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in the Company's annual report on Form 10-K for the fiscal year ended September 30, 2000.

                                AUDIT COMMITTEE

                          Richard W. Vieser, Chairman
                              Christopher L. Doerr
                               William U. Parfet

                      COMPENSATION/STOCK OPTION COMMITTEE
                        REPORT ON EXECUTIVE COMPENSATION

     The Compensation/Stock Option Committee of the Board of Directors (the "Committee") is responsible for analyzing and approving the Company's general compensation policies and for making specific compensation decisions with respect to the Company's executive officers. During fiscal 2000, the Committee was composed of the individuals listed at the end of this Report, none of whom are officers or employees of the Company.

COMPENSATION PHILOSOPHY

     The general philosophy of the Company's executive compensation program is to offer its key executives competitive compensation based both on the Company's performance and on the employee's individual contribution and performance. The Company's executive compensation policies are intended to motivate and reward highly qualified executives for long-term strategic management and the enhancement of shareholder value, support a performance-oriented environment that rewards achievement of internal Company goals which are designed to be consistent with the interests of shareholders, and attract and retain executives whose abilities are critical to the long-term success and competitiveness of the Company.

     The Company's executive compensation program consists of three main components:

        - Base Salary

        - Annual Cash Bonus Incentives

        - Stock Incentives

ACTIONS RELATED TO THE SPIN-OFF OF SYBRON DENTAL SPECIALTIES, INC.

     The Company made a number of important organizational changes in connection with the Spin-Off. Effective with the Spin-Off on December 11, 2000, Kenneth F. Yontz, the Company's Chairman of the Board, President and Chief Executive Officer stepped down as President and Chief Executive Officer (remaining as Chairman of the Board). He was succeeded in his roles as President and Chief Executive Officer by Frank H. Jellinek, Jr., the executive responsible for running our laboratory and life sciences business over the past several years, who also was elected to the Board of Directors. At the same time, Dennis Brown and R. Jeffrey Harris stepped down as Vice President-Finance, Chief Financial Officer and Treasurer, and Vice President-General Counsel and Secretary, respectively. They were succeeded by Jeffrey C. Leathe, as Chief Financial Officer, and Michael K. Bresson, as General Counsel. The Company also appointed a number of other executive officers at this time, all of whom have significant experience as part of Mr. Jellinek's management team. Floyd W. Pickrell, Jr., Chief Executive Officer of SDS, ceased to be an executive officer of the Company at the time of the Spin-Off.

     Although these were significant management changes, the Committee's general philosophy regarding compensation of executives and the main components of the Company's compensation program, as set forth above, have not changed. This report, by its nature, focuses on executive compensation for fiscal 2000. It will, however, include an update of the Company's actions with respect to the Company's newly elected executive officers.

BASE SALARY

     In September of each year (except for 2000, due to the pending Spin-Off), the Committee meets to consider and finalize executive officer base salaries for the following calendar year. In setting such salaries, the Committee considers competitive market data, the relevant impact of each executive's performance on the future growth and success of the Company, the complexity of the Company's businesses in which the executive is involved, the overall economic environment, and such other factors as the Committee may deem relevant to the particular executive. Using a similar analysis, the Committee will consider changes to an executive officer's compensation at any time if a change in the scope of the executive officer's responsibilities justifies such consideration.

     In light of the factors set forth above, when setting base salaries in September 1999 for calendar 2000, the Committee used as its reference point salaries in the 95th percentile for executives in companies with sales volumes comparable to that of the Company or the relevant subsidiaries of the Company. The competitive market information examined by the Committee was derived from a linear regression analysis of compensation survey data with respect to approximately 280 United States corporations having sales volumes between $86 million and $159 billion. This group of companies differs from the group of companies included in the S&P Health Care Composite Index reflected in the Company's performance graph contained elsewhere in this Proxy Statement. The survey data, compiled by a national compensation consulting firm, included compensation information for 14,290 executives in multiple industries. As a test of the survey data's ability to reflect the market for executive compensation, the Committee compared the executive compensation market as indicated by this survey data with the executive compensation market as indicated by the survey data of a second national compensation consulting firm. The second firm's survey data was consistent with the first firm's survey data.

     When it set base salaries for calendar year 2000, the Committee increased base salaries by an average of 7.1% (inclusive of grade level reclassifications) over the salaries then in effect for calendar year 1999. The base salary paid to the Chief Executive Officer for fiscal 2000 was $787,500 (which incorporates portions of his calendar year salaries for both 1999 and 2000), representing a 6.8% increase over fiscal 1999. In setting Mr. Yontz's salary, the Committee applied the same analysis as it did with respect to all other executive officers, as described above.

     Prior to completion of the Spin-Off, the Committee met to consider and finalize base salaries for those individuals who would become executive officers upon completion of the Spin-Off. In setting such salaries, which were effective after the date of the Spin-Off through calendar year 2001, the Committee applied the same analysis described above in setting calendar year salaries for 2000.

ANNUAL CASH BONUS INCENTIVES

     Annual cash bonuses for executive officers are intended to reflect the Committee's belief that a significant portion of the annual compensation of each executive officer should be contingent upon the financial performance of the Company. The Company's executive compensation program places a significant emphasis on performance based compensation in order to align internal financial goals, year-over-year earnings growth, enhancement of shareholder value and executive incentives. The Company has two cash bonus incentive plans which are components of this program. The first such plan is the Senior Executive Incentive Compensation Plan (the "Corporate Bonus Plan"), which was initially approved by shareholders at the 1995 Annual Meeting and reapproved by shareholders at the 1999 Annual Meeting. The Corporate Bonus Plan has a budget component designed to instill a budget discipline, and an earnings growth component designed to provide a tangible, direct link between management incentives and the expectations of the investment community. There are minimum levels of financial performance set by the Committee for bonuses to be triggered, and individual awards depend upon salary grades and the extent to which the goals are exceeded. With respect to the budget component, a participant can earn up to 100% of his or her target award by attaining set operating income targets. With respect to the earnings growth component, once a minimum hurdle growth rate of 8% over the previous year's operating income is reached, a participant can earn an additional bonus amount dependent solely upon the actual rate of year-over-year earnings growth that is achieved.

     The second cash bonus incentive plan which is part of the Committee's executive compensation program is the Sybron Laboratory Products Corporation Senior Salaried Executive Financial Performance Incentive Compensation Plan (the "Laboratory Business Bonus Plan"), which was adopted by the Committee and became effective for fiscal year 1998 and subsequent years, as amended. The Laboratory Business Bonus Plan is similar to the Corporate Bonus Plan, with a budget component and an earnings growth component. It is designed, however, to allow flexibility in setting target growth so that incentives can be tailored as appropriate for specific operating subsidiary dynamics.

     The Corporate Bonus Plan applied to all individuals who were executive officers of the Company during fiscal year 2000 (Messrs. Yontz, Jellinek, Pickrell, Brown and Harris). Although fiscal year 2000 was another excellent performance year for the Company, at the request of the executive officers, the Committee elected not to pay to the executive officers, and the executive officers waived their rights to receive, incentive awards under the Corporate Bonus Plan for fiscal year 2000.

     Upon completion of the Spin-Off, certain individuals who participate in the Laboratory Business Bonus Plan became executive officers of the Company. Thus, unless the Committee changes those who participate in the Corporate Bonus Plans in fiscal year 2001, the Company will have certain executive officers who participate in the Corporate Bonus Plan (Messrs. Jellinek and Leathe), and certain executive officers who participate in the Laboratory Business Bonus Plan (all other executive officers).

STOCK INCENTIVES

     At their 1995 Annual Meeting, the Company's shareholders approved the Sybron International Corporation Amended and Restated 1993 Long-Term Incentive Plan (the "Stock Plan"), under which incentive stock options, non-qualified stock options, and restricted stock could be granted to executive officers and other key employees of the Company. In 1998, the shareholders approved amendments to the Stock Plan to, among other things, increase the number of shares available for issuance thereunder and eliminate all provisions relating to restricted stock. The Committee views stock-based compensation as a critical component of the Company's overall executive compensation program.

     The Stock Plan is a key component in the Committee's executive compensation program and is designed to align internal financial goals, year-over-year earnings growth, enhancement of shareholder value and executive compensation. Pursuant to this program, in fiscal 1994 and 1995 the Committee granted nonqualified stock options to purchase a total of 4,000,000 shares of Company Common Stock to executive officers (after giving effect to the Company's 2-for-1 stock splits in 1995 and 1998), thus providing them an opportunity to realize significant gains should earnings growth and enhanced shareholder value be realized. The Committee continued with this program of significant option grants to executive officers in 1998, when it granted nonqualified options to purchase a total of 3,478,000 shares of Company Common Stock to executive officers, in order to sustain the forces driving shareholder value and the vigor with which the executive officers pursue the Company's growth strategies. As a corollary to these significant grants, the executive officers do not receive option grants under the Company's broader annual grant program for key executives. Executive officers have, however, remained eligible to receive special option grants when warranted, such as in connection with a significant increase in responsibilities. No options were granted to executive officers in fiscal 2000.

     Typically, options granted under the Stock Plan vest in equal annual installments on each of the first four anniversaries following the grant date (provided the optionee is still an employee of the Company at that time and provided further that vesting is accelerated upon the optionee's death, disability or retirement). Such options are granted with an exercise price equal to the market value of the Company's Common Stock on the date of the grant, thus serving to focus the optionees' attention on managing the Company from the perspective of an owner with an equity stake in the business.

     As set forth above, the Company made significant management changes in connection with the Spin-Off, including the appointment of a new Chief Executive Officer, Chief Financial Officer and General Counsel. The Company is also closing down its Milwaukee headquarters and transferring most of the functions of that office to the Company's new headquarters in Portsmouth, New Hampshire. In order to provide an incentive to the replaced executive officers (Messrs. Yontz, Brown and Harris) and to certain Milwaukee employees whose employment will be terminated in connection with the Spin-Off to assist in the smooth transition of functions, the Board of Directors and the Committee amended certain stock options previously granted to such executive officers and other employees. With respect to the replaced executive officers, the Board of Directors and the Committee took appropriate action to amend the stock options granted to them in April of 1998 to vest the portion of such options that remain unvested, provided the individual remains an employee of the Company until June 1, 2001. If the individual is terminated prior to that date, the options would fully vest at that time. These options were also amended to provide for a five year period (rather than a three month period) to exercise the options after termination of employment. The amendments to the options for the replaced executive officers had no earnings impact because the options had no intrinsic value (i.e., there was no positive spread between the market price and exercise price of the option shares) on the date of amendment.

     The Committee also reviewed the status of stock options held by members of the Company's new management team, in light of its philosophy of providing significant incentives in the form of stock options to executive officers, as discussed above. As a result of its review, upon completion of the Spin-Off the Committee granted nonqualified options to purchase a total of 925,000 shares of Company Common Stock to the executive officers who make up the new management team (other than Mr. Yontz).

SECTION 162(m)

     Section 162(m) of the Internal Revenue Code limits, to $1 million, the deductibility by a publicly-held corporation of compensation paid in a taxable year to an individual who, on the last day of the taxable year, was (i) the Chief Executive Officer or (ii) among the four other highest compensated executive officers whose compensation is required to be reported in the Summary Compensation Table. Qualified performance-based compensation is not subject to the deduction limit if certain conditions are met. The Committee has taken the steps necessary to satisfy those conditions in order to preserve the deductibility of executive compensation to the fullest extent possible consistent with its other compensation objectives and overall compensation philosophy. One of the conditions is shareholder approval of the Company's performance-based compensation plans. The Company's shareholders have previously approved the Corporate Bonus Plan and the Stock Plan. It may be necessary at some point to also seek shareholder approval of the Laboratory Business Bonus Plan, depending on compensation levels. Shareholder reapproval must be obtained at least every five years for a performance-based plan, such as our Corporate Bonus Plan, which has targets or goals that the Committee has authority to change.

                      COMPENSATION/STOCK OPTION COMMITTEE

                            Robert B. Haas, Chairman
                                Thomas O. Hicks
                               Don H. Davis, Jr.
                               Richard W. Vieser

                             EXECUTIVE COMPENSATION

COMPENSATION SUMMARY

     The following table summarizes certain information for each of the last three fiscal years concerning the compensation awarded or paid to or earned by the Company's Chief Executive Officer and each of the Company's other four most highly compensated executive officers who were serving as executive officers at the end of fiscal 2000 (collectively, the "named executive officers").

                           SUMMARY COMPENSATION TABLE

                                                                              LONG-TERM COMPENSATION
                                                                         ---------------------------------
                                                                                 AWARDS            PAYOUTS
                                                                         -----------------------   -------
                                           ANNUAL COMPENSATION                        SECURITIES
                                    ----------------------------------   RESTRICTED   UNDERLYING
                                                          OTHER ANNUAL     STOCK       OPTIONS/     LTIP      ALL OTHER
                                    SALARY      BONUS     COMPENSATION    AWARD(S)       SARS      PAYOUTS   COMPENSATION
NAME AND PRINCIPAL POSITION  YEAR   ($)(A)     ($)(B)         ($)           ($)         (#)(C)       ($)        ($)(D)
---------------------------  ----   ------     ------     ------------   ----------   ----------   -------   ------------
Kenneth F. Yontz...........  2000   787,500           0    138,833(e)        0                0       0         4,500
  Chairman of the Board,     1999   737,500   1,183,875    123,205(e)        0                0       0         4,286
  President, and Chief       1998   685,000     831,600    119,291(e)        0        1,000,000       0         4,536
  Executive Officer
Frank H. Jellinek, Jr......  2000   552,500           0     58,016(f)        0                0       0         4,500
  President of the           1999   552,500     932,588     54,519(f)        0                0       0         4,286
  Company's subsidiary,      1998   397,500     870,240     60,971(f)        0          750,000       0         4,286
  Sybron Laboratory
  Products Corporation
Floyd W. Pickrell, Jr......  2000   418,750           0     33,179(g)        0                0       0         4,500
  President of the           1999   392,500     424,000     31,475(g)        0                0       0         4,286
  Company's former           1998   363,750     388,500     29,410(g)        0          578,000       0         4,286
  subsidiary, Sybron Dental
  Specialties, Inc.
R. Jeffrey Harris..........  2000   342,500           0     28,703(h)        0                0       0         4,718
  Vice President -- General  1999   312,500     413,280     31,789(h)        0                0       0         4,473
  Counsel and Secretary      1998   278,750     281,880     38,412(h)        0          500,000       0         4,539
Dennis Brown...............  2000   342,500           0     58,660(i)        0                0       0         4,777
  Vice                       1999   312,500     413,280     70,486(i)        0                0       0         4,523
  President -- Finance,      1998   278,750     281,880     49,853(i)        0          500,000       0         4,579
  Chief Financial Officer
  and Treasurer

---------------
(a) The salary amounts set forth include amounts deferred at the named executive officer's option through contributions to the Sybron International Corporation Savings and Thrift Plan (the "Savings Plan").

(b) Consists of bonuses earned pursuant to the Sybron International Corporation Senior Executive Incentive Compensation Plan ("Corporate Bonus Plan"), which amounts were either paid as soon as practicable following the beginning of the next fiscal year or deferred pursuant to the Sybron International Corporation Deferred Compensation Plan. No bonuses were paid to executive officers under the Corporate Bonus Plan for fiscal year 2000.

(c) Consists entirely of stock options.

(d) Consists entirely of employer contributions to the Savings Plan allocated to the account of the named executive officer.

(e) For 2000, includes $27,447 for executive life insurance (including tax gross-up payments), $33,688 for an executive car and related expenses (including tax gross-up payments), $16,680 for club memberships, $10,000 for financial planning services, $50,673 for personal use of Company aircraft and $345 for an executive physical. For 1999, includes $27,447 for executive life insurance (including tax gross-up payments), $33,050 for an executive car and related expenses (including tax gross-up payments), $9,468 for club memberships, $10,000 for financial planning services, $655 for an executive physical and $42,585 for personal use of Company aircraft. For 1998, includes $27,447 for executive life insurance (including tax gross-up payments), $33,005 for an executive car and related expenses (including tax gross-up payments), $8,483 for club memberships, $10,000 for financial planning services and $40,356 for personal use of Company aircraft.

(f) For 2000, includes $26,534 for executive life insurance (including tax gross-up payments), $24,013 for an executive car and related expenses (including tax gross-up payments), $4,280 for club memberships and $3,189 for financial planning services. For 1999, includes $25,764 for executive life insurance (including tax gross-up payments), $24,136 for an executive car and related expenses (including tax gross-up payments), $3,900 for club memberships and $719 for personal use of Company aircraft. For 1998, includes $22,768 for executive life insurance (including tax gross-up payments), $30,351 for an executive car and related expenses (including tax gross-up payments), $3,900 for club memberships, $1,285 for financial planning services and $2,667 for personal use of Company aircraft.

(g) For 2000, includes $11,983 for executive life insurance (including tax gross-up payments), $15,986 for an executive car and related expenses (including tax gross-up payments), $4,105 for club memberships and $1,105 for personal use of Company aircraft. For 1999, includes $11,983 for executive life insurance (including tax gross-up payments), $15,079 for an executive car and related expenses (including tax gross-up payments), $3,980 for club memberships and $433 for an executive physical. For 1998, includes $11,983 for executive life insurance (including tax gross-up payments), $13,062 for an executive car and related expenses (including tax gross-up payments), $3,780 for club memberships and $585 for an executive physical.

(h) For 2000, includes $6,374 for executive life insurance (including tax gross-up payments), $1,755 for an executive car and related expenses (including tax gross-up payments), $8,986 for club memberships, $4,000 for financial planning services and $7,568 for personal use of Company aircraft. For 1999, includes $6,374 for executive life insurance (including tax gross-up payments), $14,190 for an executive car and related expenses (including tax gross-up payments), $7,225 for club memberships and $4,000 for financial planning services. For 1998, includes $6,374 for executive life insurance (including tax gross-up payments), $20,670 for an executive car and related expenses (including tax gross-up payments), $5,360 for club memberships, $4,000 for financial planning services and $2,008 for personal use of Company aircraft.

(i) For 2000, includes $18,833 for executive life insurance (including tax gross-up payments), $28,350 for an executive car and related expenses (including tax gross-up payments), $8,484 for club memberships, $1,350 for financial planning services and $1,643 for personal use of Company aircraft. For 1999, includes $18,833 for executive life insurance (including tax gross-up payments), $19,876 for an executive car and related expenses (including tax gross-up payments), $30,427 for club memberships and $1,350 for financial planning services. For 1998, includes $18,833 for executive life insurance (including tax gross-up payments), $19,832 for an executive car and related expenses (including tax gross-up payments), $7,972 for club memberships, $1,208 for financial planning services and $2,008 for personal use of Company aircraft.

STOCK OPTIONS

     The following table sets forth certain information concerning individual exercises of stock options by the named executive officers during fiscal 2000, as well as the number and value of options outstanding at the end of fiscal 2000 for each of the named executive officers. There were no grants of options to purchase Company Common Stock made to the named executive officers during fiscal 2000.

            AGGREGATED OPTION/SAR EXERCISES IN LAST FISCAL YEAR AND
                      FISCAL YEAR-END OPTION/SAR VALUES(A)

                                                             NUMBER OF SECURITIES            VALUE OF UNEXERCISED
                                                            UNDERLYING UNEXERCISED               IN-THE-MONEY
                                                               OPTIONS/SARS AT                 OPTIONS/SARS AT
                                                              FISCAL YEAR-END(#)              FISCAL YEAR-END($)
                        SHARES ACQUIRED      VALUE       ----------------------------    ----------------------------
NAME                    ON EXERCISE(#)    REALIZED($)    EXERCISABLE    UNEXERCISABLE    EXERCISABLE    UNEXERCISABLE
----                    ---------------   -----------    -----------    -------------    -----------    -------------
Kenneth F. Yontz......         0              N/A         1,039,924        500,000        8,249,922           0
Frank H. Jellinek,
  Jr. ................         0              N/A           485,900        375,000        1,648,356           0
Floyd W. Pickrell,
  Jr. ................         0              N/A           382,720        289,000        1,356,011           0
R. Jeffrey Harris.....         0              N/A           712,820        250,000        7,218,120           0
Dennis Brown..........         0              N/A           950,018        250,000       11,108,657           0

---------------
(a) Consists entirely of stock options.

EMPLOYMENT CONTRACTS

     Former Employment Contracts. Prior to the Spin-Off, all of the named executive officers had certain employment contracts (the "Former Employment Contracts") with the Company which were in effect during fiscal 2000. Each of the Former Employment Contracts provided for an initial term which expired on December 31, 1993. Each of the Former Employment Contracts provided that at the close of the initial term, and at the close of each two-year term thereafter, the contract was extended for a two-year period unless written notice of an intention not to renew the Former Employment Contract is given to the other party thereto by either the employee or the Company at least ninety days prior to the date the automatic extension otherwise would occur. Each of the Former Employment Contracts also provided that upon a Change in Control (as defined in the Employment Contract) the term would automatically be extended for a two-year period ending on the second anniversary of the Change in Control. Pursuant to each of their respective Former Employment Contracts, these executive officers agreed to serve in their respective executive officer capacities, and each was to devote his full time to the performance of his duties thereunder. The Former Employment Contracts of Messrs. Yontz, Jellinek, Pickrell, Harris and Brown provided for calendar year 2000 base salaries of $800,000, $560,000, $425,000, $350,000 and $350,000, respectively, which base salaries were subject to annual merit increases at the discretion of the Compensation/Stock Option Committee. In addition, these executives were entitled to benefits customarily accorded executives of the Company and its subsidiaries, including participation in the Company's Senior Executive Incentive Compensation Plan. In the event of death or permanent disability, the executive, his beneficiaries or estate, as the case may be, would be entitled to continue to receive the executive's then current base salary for a period of twelve months following the termination of employment as a result of such event. In addition, each Former Employment Contract could be terminated at any time by the Board of Directors for Cause (as defined in the Former Employment Contract). Each of the Former Employment Contracts provided that if an event constituting a Change in Control shall have occurred, the executive officer is entitled to receive a severance payment equal to 2.99 times such officer's "Base Amount" as such term is defined under section 280G(b)(3) of the Internal Revenue Code of 1986, as amended (the "Code"), upon the termination of his employment with the Company or its subsidiaries unless such termination is (i) because of death or retirement, (ii) by the Company or any of its subsidiaries for total disability or Cause, or (iii) by such officer other than for Good Reason (as defined in the Former Employment Contract). The Company had to require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to assume the Company's obligations pursuant to the Former Employment Contracts, and any failure to obtain such assumption would entitle the executives to the same benefits they would receive if they terminated the Employment Contracts on the date of succession for Good Reason following a Change in Control. The Former Employment Contracts also subjected the executives to confidentiality obligations and contained restrictions on their competing with, and soliciting clients and employees of, the Company for a period of one and three years, respectively, following termination of the Former Employment Contract.

     In connection with the Spin-Off, Messrs. Yontz, Harris and Brown terminated their Former Employment Contracts and entered into new employment contracts. Mr. Pickrell terminated his Former Employment Contract with the Company and entered into an employment contract with Sybron Dental Specialties, Inc. as its Chief Executive Officer. Mr. Jellinek also entered into a new employment contract, as described below. Pursuant to their new employment contracts, Mr. Yontz will continue as Chairman of the Board and report to the Board of Directors; Mr. Brown will assume certain financial responsibilities within the Company and report to the Board of Directors; and Mr. Harris will function as counsel to the Company and report to the Board of Directors. These employment contracts each have an employment term ending on December 31, 2003, provide for an annual salary without bonus, and provide for other benefits similar to those set forth in the terminated Former Employment Contracts.

     Current Employment Contracts. In connection with the Spin-Off, Mr. Jellinek and each of the new executive officers entered into employment contracts (the "Current Employment Contracts") with the Company. Under their respective employment agreements, these executive officers agree to serve in their respective executive officer capacities, and each is to devote his full time to the performance of his duties. The employment agreements provide for initial base salaries which are subject to annual merit increases at the discretion of the Compensation/Stock Option Committee. In addition, these executives are entitled to benefits customarily accorded executives of the Company and its subsidiaries, including participation in applicable cash bonus incentive plans. The base salaries for 2001 for the five most highly salaried new executive officers are as follows: Mr. Jellinek, $750,000; Mr. Leathe, $315,000; Mr. Bresson, $310,000; Dr. Tsay, $310,000; and Mr. Andersen, $305,000.

     The Current Employment Contracts can be terminated at the election of the executive upon 45 days' advance written notice to the Company, by the Company, or as a result of the executive's retirement, disability or death. Upon termination of an executive's employment by the Company for Cause (as defined in the employment agreement) or by the executive, the executive is entitled to receive any unpaid compensation through the date of termination. Except for Mr. Jellinek, in the event of the executive's termination of employment by the Company without Cause (including a constructive termination), the executive will be entitled to continue to receive the executive's then current base salary for a period of one year following the termination of employment, an amount equal to the executive's average cash bonus for the previous three fiscal years, an amount equal to the cash bonus that would have been earned by the executive for the fiscal year in which the executive's employment is terminated, adjusted, however, by the percentage of the fiscal year in which the executive was actively employed, and one year of benefits. In the event of the executive's death or permanent disability, the executive, his beneficiaries or estate, as the case may be, will be entitled to receive such termination benefits. In Mr. Jellinek's case, he would be entitled to receive the same termination benefits except he would receive two years base salary and benefits rather than one year.

     Each of the employment agreements provides that if an event constituting a "change in control" (as defined in the employment agreement) shall have occurred, the executive officer is entitled to receive a severance payment equal to 2.99 times such officer's "base amount," as defined under Section 280G(b)(3) of the Internal Revenue Code, upon the termination of his employment with the Company or its subsidiaries unless such termination is (a) because of death or retirement, (b) by the Company or any of its subsidiaries for total disability or "cause," or (c) by such executive officer other than for "good reason." The Company must require any successor to assume the Company's obligations pursuant to the employment agreements. If it fails to do this, the executives will be entitled to the same benefits they would receive if they if they terminated the employment agreements on the date of succession for good reason following a change in control. The employment agreements also subject the executives to confidentiality obligations, and contain restrictions on their competing with the Company for a period of one year following termination of the employment agreement (two years in Mr. Jellinek's case), and contain restrictions on soliciting employees of the Company for a period of three years following termination of employment.

PENSION BENEFIT PLANS

     Retirement Plan. The Company has a Retirement Security Plan (the "Retirement Plan") for certain U.S. employees who are not covered by a collective bargaining agreement, including its executive officers. The plan combines several prior pension plans of the company formerly known as Sybron Corporation and acquired by the Company in 1987 (the "Acquired Company") and is a "career average" type plan. The benefit formula directly relates to annual salary, length of service and Social Security covered compensation. To the extent that pension benefits exceed the benefit limits and limits on covered compensation imposed by the Employee Retirement Income Security Act of 1974, as amended, the Company plans to make the appropriate payments under the unfunded pension plan described below as they become due. The total compensation covered by the Retirement Plan (including unfunded amounts) is the amount shown in the salary and bonus columns of the Summary Compensation Table.

     Annual pension benefits expected to be distributed upon retirement (normally at age 65) to most executive officers of the Company, including the named executive officers, are equal to the sum of past and future service benefit formulas. Past service benefit (for service prior to January 1, 1987) is an amount equal to the sum of (a) 0.0105 times the average annual pay for the employee's final three years, up to the Social Security covered compensation for 1987, plus (b) 0.015 times the average annual pay for the employee's final three years, in excess of the Social Security covered compensation in 1987, which sum is multiplied by the total number of years of credited service before January 1, 1987. The amount so calculated is reduced by the amount of any benefit the participant is eligible to receive from a prior pension plan or due to participation in any prior profit sharing plan. Future service benefit (for service since January 1, 1987) for credited service not in excess of 35 years is an amount equal to the sum of all future year annual benefits calculated for each year as 0.0105 times annual pay up to the Social Security covered compensation for that year, plus 0.015 times annual pay in excess of the Social Security covered compensation for that year. Future service benefit for credited service in excess of 35 years is an amount equal to 0.014 times a participant's annual salary for such year. The Company may from time to time move the past service formula to a more current date which would have the effect of increasing the amount of average compensation upon which benefits are calculated.

     The annual projected pension benefits at age 65 reflected below are calculated by using the actual accrued benefits through the most recent calendar year and a projected benefit using the individual's calendar year earnings assuming no future increases in base salaries or bonuses paid.

     Bonus payments have a significant impact on the pension projections stated below. The annual bonus payments are linked to the Company's financial results and can fluctuate up or down depending on the annual performance of the Company. For example, a poor performance year would generate a lower bonus payout and thereby could understate the projected annual retirement benefit on a going forward basis. Conversely, an exceptional performance year would generate a significantly higher bonus payout and thereby could overstate the projected annual retirement benefit.

                                                PROJECTED ANNUAL         ASSUMED         FULL YEARS OF
                                               RETIREMENT BENEFIT    ADDITIONAL YEARS    SERVICE AS OF
              NAME OF INDIVIDUAL                   AT AGE 65*           OF SERVICE       SEPT. 30, 2000
              ------------------               ------------------    ----------------    --------------
Kenneth F. Yontz..............................      $316,834                 9                 14
Frank H. Jellinek, Jr. .......................      $246,685                10                 33
Floyd W. Pickrell, Jr. .......................      $164,601                11                 27
R. Jeffrey Harris.............................      $165,770                20                 15
Dennis Brown..................................      $109,681                13                  7

---------------
* Assumes no salary increases.

     As of December 31, 1985, the Acquired Company had purchased annuities to cover past service benefits for all employees covered under the Salaried Pension Plan of the Acquired Company through such date.

     Unfunded Pension Plan. The Company currently maintains an unfunded, non-qualified retirement plan providing benefits to employees of the Company in excess of the limitations set forth under section 415 of the Code (the "Unfunded Plan"). The individuals named in the Summary Compensation Table and executives as a group are eligible to participate in the Unfunded Plan.

     Under the Unfunded Plan, benefits are paid from a Rabbi Trust sponsored by the Company. Participants are entitled to a monthly benefit upon their retirement equal to the actuarial value of the benefit that would be payable to the participant if the provisions of the Retirement Plan dealing with limits on pensions pursuant to Code section 415 were inapplicable.

     The compensation covered by the Unfunded Plan includes salary, bonus, and deferred compensation payable to the participant for services rendered. The compensation in the salary and bonus columns of the Summary Compensation Table, above, includes each of these elements. For Mr. Yontz, the benefit was calculated using his 2000 calendar year base salary of $800,000. Mr. Yontz did not receive a bonus under the Senior Executive Compensation Plan for fiscal 2000. Benefits under the Unfunded Plan are computed on a straight-life annuity basis, and are subject to an offset of the actuarial value of benefits payable to participants under the terms of the Retirement Plan.

                PROPOSAL TO AMEND THE ARTICLES OF INCORPORATION
                       TO CHANGE THE NAME OF THE COMPANY

     On November 8, 2000, in connection with the Spin-Off, the Board of Directors of the Company determined that it was advisable and in the best interests of the Company and its shareholders to amend the Company's Articles of Incorporation to change the Company's name from Sybron International Corporation to Apogent Technologies Inc. Accordingly, the Board of Directors has proposed such an amendment for submission to the Company's shareholders at the 2001 Annual Meeting.

     The Board of Directors has directed Company management to seek approval of the following resolution which embodies an amendment to Article 1 of the Company's Articles of Incorporation effecting the name change (changed text is shown in bold type):

        RESOLVED, that Article I of the Corporation's Restated Articles of Incorporation be amended to read in its entirety as follows:

        "The name of the corporation is APOGENT TECHNOLOGIES INC."

     The primary reason for the name change is to better reflect the Company's business in its name and to distinguish the Company from and avoid confusion of the Company with Sybron Dental Specialties, Inc., which the Company spun off to its shareholders on December 11, 2000.

     Since December 12, 2000, the Company's common stock has been trading regular way on the New York Stock Exchange under the symbol "AOT," and the Company has been doing business as Apogent Technologies, in anticipation of shareholder approval of this proposed amendment.

     If a quorum exists, the affirmative vote of a majority of the votes cast thereon will be required for approval of the amendment to the Company's Articles of Incorporation to change the Company's name from Sybron International Corporation to Apogent Technologies Inc.

  THE BOARD OF DIRECTORS HAS APPROVED THE PROPOSED AMENDMENT TO THE COMPANY'S
                                  ARTICLES OF
        INCORPORATION AND RECOMMENDS THAT YOU VOTE "FOR" THIS PROPOSAL.

                PROPOSAL TO AMEND THE ARTICLES OF INCORPORATION
                 TO INCREASE THE SIZE OF THE BOARD OF DIRECTORS

     On December 8, 2000 the Board of Directors of the Company determined that it is advisable and in the best interests of the Company and its shareholders to amend the Company's Articles of Incorporation to increase the permitted maximum size of the Board of Directors. Under the Company's current Articles of Incorporation, the Board of Directors can consist of no less than six and no more than nine directors (plus such number of directors, if any, as may be elected from time to time pursuant to the terms of any Preferred Stock that may be issued and outstanding from time to time). The amendment would increase the size of the Board of Directors so that it could consist of no less than six and no more than twelve directors (plus any directors elected by the holders of any Preferred Stock). Accordingly, the Board of Directors has proposed an amendment to the Company's Articles of Incorporation increasing the maximum number of directors for submission to the Company's shareholders at the 2001 Annual Meeting.

     The Board of Directors has directed Company management to seek approval of the following resolution, which embodies the amendment to the Company's Articles of Incorporation (changed text is shown in bold type):

        RESOLVED, that the first paragraph of Article VIII of the Company's Restated Articles of Incorporation be amended to read in its entirety as follows:

        "The number of directors constituting the entire Board of Directors of the corporation shall be fixed by, or in the manner provided in, the Bylaws of the corporation, provided that such number shall be no less than six and no more than TWELVE (plus such number of directors as may be elected from time to time pursuant to the terms of any Preferred Stock that may be issued and outstanding from time to time), as determined by the Board of Directors. The directors of the corporation shall be divided into three classes ("Class I," "Class II" and "Class III"), as nearly equal in number as possible, as determined by the Board of Directors. At each annual meeting of shareholders, directors elected to succeed those directors whose terms then expire shall be elected for a term of office to expire at the third succeeding annual meeting of shareholders after their election, with each director to hold office until his or her successor shall have been duly elected and qualified."

     The other paragraphs of Article VIII of the Articles of Incorporation will remain unchanged.

     The Company believes that the expertise and depth of experience of its Board is important to providing its management with strategic and operational insights as the Company seeks to grow its business. The Company would like to be able to consider new Board members to increase the range of expertise and experience on the Board but is currently unable to do so because it has the maximum number of directors permitted by its Articles of Incorporation.

     The affirmative vote of the holders of at least two-thirds of the votes entitled to be cast thereon by the shares outstanding at the record date will be required for approval of the amendment to the Company's Articles of Incorporation to increase the size of the Company's board of directors from between six and nine directors to between six and twelve directors. Subject to the approval of the proposed amendment to the Articles of Incorporation, the Board of Directors has made a corresponding amendment to Section 3.01 of the Company's Bylaws.

  THE BOARD OF DIRECTORS HAS APPROVED THE PROPOSED AMENDMENT TO THE COMPANY'S
                                  ARTICLES OF
        INCORPORATION AND RECOMMENDS THAT YOU VOTE "FOR" THIS PROPOSAL.

            SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Pursuant to Section 16(a) of the Securities Exchange Act of 1934, the Company's directors, its executive officers, and any persons who beneficially own more than 10% of the Company's Common Stock are required to report their initial ownership of Company Common Stock and subsequent changes in that ownership to the Securities and Exchange Commission and the New York Stock Exchange. Specific due dates for those reports have been established and the Company is required to disclose in this Proxy Statement any failure to file by those due dates during fiscal 2000. Based upon a review of such reports furnished to the Company, or written representations that no reports were required, the Company believes that all of those filing requirements were satisfied with respect to fiscal 2000.

                         INDEPENDENT PUBLIC ACCOUNTANTS

     Acting on the recommendation of the Audit Committee, the Board of Directors has selected the public accounting firm of KPMG LLP (formerly KPMG Peat Marwick
LLP) as the Company's independent auditors for the current fiscal year. A representative of KPMG LLP is expected to be present at the Annual Meeting to respond to appropriate questions and will be given an opportunity to make a statement on behalf of KPMG LLP if desired.

                                 OTHER MATTERS

     The Board of Directors knows of no other matters to be brought before the Annual Meeting. However, if any other matters are properly brought before the Annual Meeting, it is the intention of the persons named in the accompanying proxy to vote in accordance with their judgment on such matters.

                             SHAREHOLDER PROPOSALS

     Shareholder proposals for the 2002 Annual Meeting of Shareholders of the Company must be received no later than August 31, 2001 at the Company's principal executive offices, 48 Congress Street, Portsmouth, New Hampshire 03801, directed to the attention of the Secretary, in order to be considered for inclusion in next year's annual meeting proxy material under the Securities and Exchange Commission's proxy rules. Under the Company's Bylaws, written notice of shareholder proposals for the 2002 Annual Meeting of Shareholders of the Company which are not intended to be considered for inclusion in next year's annual meeting proxy material (shareholder proposals submitted outside the processes of Rule 14a-8) must be received no later than December 1, 2001 and no earlier than November 1, 2001 at such offices, directed to the attention of the Secretary, and such notice must contain the information specified in the Company's Bylaws.

     The foregoing notice and Proxy Statement are sent by order of the Board of Directors.

                                            /s/ Michael K. Bresson
                                            MICHAEL K. BRESSON
                                            Secretary

December 29, 2000

     A COPY (WITHOUT EXHIBITS) OF THE COMPANY'S ANNUAL REPORT TO THE SECURITIES AND EXCHANGE COMMISSION ON FORM 10-K FOR THE FISCAL YEAR ENDED SEPTEMBER 30, 2000 HAS BEEN PROVIDED WITH THIS PROXY STATEMENT. THE COMPANY WILL PROVIDE TO ANY SHAREHOLDER, WITHOUT CHARGE, UPON WRITTEN REQUEST OF SUCH SHAREHOLDER, AN ADDITIONAL COPY OF SUCH ANNUAL REPORT. SUCH REQUESTS SHOULD BE ADDRESSED TO MELISSA DOERR, SYBRON INTERNATIONAL CORPORATION D/B/A APOGENT TECHNOLOGIES, 48 CONGRESS STREET, PORTSMOUTH, NEW HAMPSHIRE 03801.

                                                                      APPENDIX A

                        SYBRON INTERNATIONAL CORPORATION
                            AUDIT COMMITTEE CHARTER

AUDIT COMMITTEE PURPOSE

     The Audit Committee is appointed by the Board of Directors to assist the Board in monitoring (1) the integrity of the financial statements of the Company, (2) the independence and performance of the Company's external auditors, and (3) the compliance by the company with legal and regulatory requirements.

     The Audit Committee has the authority to conduct any investigation appropriate to fulfilling its responsibilities, and it has direct access to the independent auditors as well as anyone in the organization. The Audit Committee has the ability to retain, at the Company's expense, special legal, accounting, or other consultants or experts it deems necessary in the performance of its duties.

AUDIT COMMITTEE COMPOSITION AND MEETINGS

     The Audit Committee shall be comprised of three or more directors as determined by the Board, each of whom shall meet the independence and experience requirements of the New York Stock Exchange.

     Audit Committee members shall be appointed by the Board. If an audit committee Chairperson is not designated or present, the members of the Committee may designate a Chairperson by majority vote of the Committee membership.

     The Committee shall meet at least two times annually, or more frequently as circumstances dictate. The Audit Committee Chairperson shall prepare and/or approve an agenda in advance of each meeting. The Committee should meet privately in executive session at least annually with management, the independent auditors, and as a committee to discuss any matters that the Committee or each of these groups believe should be discussed. In addition, the Committee or its Chairperson should communicate with management and the independent auditor quarterly to review the Company's financial statements and significant findings based upon the auditors limited review procedures.

AUDIT COMMITTEE ACTIVITIES

     The Audit Committee shall do the following to assist the Board in its monitoring activities:

     Review Procedures

      1. Review and reassess the adequacy of this Charter at least annually. Submit the charter to the Board of Directors for approval and have the document published at least every three years in the accordance with Securities and Exchange Commission regulations.

      2. Review the Company's annual audited financial statements prior to filing or distribution. The review should include discussion with management and independent auditors of significant issues regarding accounting principles, practices, and judgments.

      3. In consultation with the management and the independent auditors, consider the integrity of the Company's financial reporting processes and controls. Discuss significant financial risk exposures and the steps management has taken to monitor, control, and report such exposures. Review significant findings prepared by the independent auditors together with management's responses.

      4. Review with financial management and the independent auditors the Company's quarterly financial results prior to the release of earnings and/or the Company's quarterly financial statements prior to filing or distribution. Discuss any significant changes to the Company's accounting principles and any items required to be communicated by the independent auditors in accordance with AICPA SAS 61

         (see item 9). The Chairperson of the Committee may represent the entire Audit Committee for purposes of this review.

     Independent Auditors

      5. The independent auditors are ultimately accountable to the Audit Committee and the Board of Directors. The Audit Committee shall review the independence and performance of the auditors and annually recommend to the Board of Directors the appointment of the independent auditors or approve any discharge of auditors when circumstances warrant.

      6. Approve the fees and other significant compensation to be paid to the independent auditors.

      7. On an annual basis, the Committee should review and discuss with the independent auditors all significant relationships they have with the Company that could impair the auditors' independence.

      8. Review the independent auditors audit plan -- discuss scope, staffing, locations, reliance upon management, and general audit approach.

      9. Prior to releasing the year-end earnings, discuss the results of the audit with the independent auditors. Discuss certain matters required to be communicated to audit committees in accordance with AICPA SAS 61.

     10. Consider the independent auditors' judgments about the quality and appropriateness of the Company's accounting principles as applied in its financial reporting.

     Compliance and Other Matters

     11. On at least an annual basis, review with the Company's counsel any legal matters that could have a significant impact on the organization's financial statements, the Company's compliance with applicable laws and regulations, and inquiries received from regulators or governmental agencies.

     12. Annually prepare a report to shareholders as required by the Securities and Exchange Commission. The report should be included in the Company's annual proxy statement.

     13. Perform any other activities consistent with this Charter as the Committee or the Board deems necessary or appropriate.

     14. Maintain minutes of meetings and periodically report to the Board of Directors on significant results of the foregoing activities.

     15. Establish, review and update periodically a Code of Ethical Conduct and review whether management has established a system to enforce this Code.

     16. Review financial and accounting personnel succession planning within the company.

     While the Audit Committee will perform the functions and has the powers set forth in this Charter, it is not the duty of the Audit Committee to plan or conduct audits or to determine that the Company's financial statements are complete and accurate and are in compliance with generally accepted accounting principles. This is the responsibility of management and the independent auditor. Nor is it the duty of the Audit Committee to conduct investigations, to resolve disagreements, if any, between management and the independent auditor or to assure compliance with laws and regulations and the Company's Code of Ethical Conduct.

                        SYBRON INTERNATIONAL CORPORATION
                     doing business as Apogent Technologies


                      2001 Annual Meeting of Shareholders


                                January 30, 2001
                               10:00 a.m. P.S.T.


               You May Vote by Telephone, by Internet, or by Mail
                       (see instructions on reverse side)




                             YOUR VOTE IS IMPORTANT









                                     PROXY

                        SYBRON INTERNATIONAL CORPORATION
                     doing business as Apogent Technologies

          This Proxy is Solicited on Behalf of the Board of Directors


Kenneth F. Yontz, Jeffrey C. Leathe and Michael K. Bresson, or any of them, with the power of substitution to each, are hereby authorized to represent the undersigned at the Annual Meeting of Shareholders of Sybron International Corporation to be held in Carlsbad, California, on Tuesday, January 30, 2001, at 10:00 a.m., Pacific Standard Time, and to vote the number of shares which the undersigned would be entitled to vote if personally present on the matters listed on the reverse side hereof and in their discretion upon such other business as may properly come before the Annual Meeting and any and all adjournments thereof, all as set out in the Notice and Proxy Statement relating to the meeting, receipt of which is hereby acknowledged.


     TO VOTE IN ACCORDANCE WITH THE BOARD OF DIRECTORS' RECOMMENDATIONS, SIGN AND DATE THIS CARD IN THE SPACES ON THE REVERSE SIDE; NO BOXES NEED TO BE CHECKED.





[SEE REVERSE]      CONTINUED AND TO BE SIGNED ON REVERSE SIDE      [SEE REVERSE]
[    SIDE   ]                                                      [    SIDE   ]

VOTE BY TELEPHONE

It's fast, convenient, and immediate! Call Toll-Free on a Touch-Tone Phone 1-877-PRX-VOTE (1-877-779-8683).

Follow these four easy steps:

1.   Read the accompanying Proxy Statement and Proxy Card.

2. Call the toll free number 1-877-PRX-VOTE (1-877-779-8683). For shareholders residing outside the United States call collect on a touch-tone phone 1-201-538-8073.

3. Enter your 14-digit Voter Control Number located on your Proxy Card above your name.

4.   Follow the recorded instructions.

YOUR VOTE IS IMPORTANT!
Call 1-877-PRX-VOTE anytime!

VOTE BY INTERNET

It's fast, convenient, and your vote is immediately confirmed and posted.

Follow these four easy steps:

1.   Read the accompanying Proxy Statement and Proxy card.

2.   Go to the Website http://www.eproxyvote.com/aot

3. Enter you 14-digit Voter Control Number located on your Proxy Card above your name.

4.   Follow the instructions provided.

YOUR VOTE IS IMPORTANT!
Go to http://www.eproxyvote.com/aot anytime!

DO NOT RETURN YOUR PROXY CARD IF YOU ARE VOTING BY TELEPHONE OR INTERNET


                                  DETACH HERE


[  ] Please mark votes as in this sample.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" (1) ELECTION OF DIRECTORS; (2) APPROVAL TO CHANGE THE NAME OF THE COMPANY TO APOGENT TECHNOLOGIES INC.; AND
(3) APPROVAL TO INCREASE THE SIZE OF THE BOARD OF DIRECTORS. THIS PROXY WILL BE VOTED AS YOU DIRECT: IN THE ABSENCE OF SUCH DIRECTION, IT WILL BE VOTED "FOR" EACH OF THESE MATTERS.

1. ELECTION OF DIRECTORS:
   Nominees: Kenneth F. Yontz, Joe L. Roby, and William U. Parfet

   FOR ALL NOMINEES [    ]     [    ] WITHHELD FROM ALL NOMINEES




 ---------------------------------------
  For all nominees except as noted above


2. To approve the change of the Company's name to Apogent Technologies Inc.

   [    ] FOR        [    ] AGAINST       [    ] ABSTAIN

3. To approve the increase in the size of the Board of Directors.

   [    ] FOR        [    ] AGAINST       [    ] ABSTAIN

MARK HERE FOR ADDRESS CHANGE AND NOTE AT LEFT  [    ]

PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY USING THE ENCLOSED ENVELOPE.

Please sign your name as it appears hereon. Joint owners should each sign. Executors, administrators, trustees, etc., should give full title as such. If the signer is a corporation, please sign in full corporate name by duly authorized officer.



Signature:__________________________________ Date: ________________________




Signature:__________________________________ Date: ________________________